CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 30, 2024, relating to the financial statements and financial highlights of Sterling Capital Focus Equity ETF, a series of Northern Lights Fund Trust IV, for the year ended May 31, 2024, and to the references to our firm under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania
September 26, 2024